 Exhibit 99.1

 Guess?, Inc. Announces Additional $500 Million Share Repurchase Authorization

LOS ANGELES, June 26, 2012 /PRNewswire/ -- Guess?, Inc. (NYSE: GES) today announced that its Board of Directors has authorized a new program to repurchase, from time-to-time and as market and business conditions warrant, up to $500 million of its common stock. This new $500 million authorization is in addition to the existing $250 million repurchase authorization announced in March 2011, under which approximately $231 million has been used to repurchase approximately 8.2 million shares to date (including 5 million shares during the current fiscal quarter). Approximately $19 million remains available for repurchases under the existing $250 million authorization.

Repurchases under either program may be made on the open market or in privately negotiated transactions, pursuant to Rule 10b5-1 trading plans or other available means. There is no minimum or maximum number of shares to be repurchased under either program and both programs may be discontinued at any time, without prior notice.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of April 28, 2012, the Company directly operated 503 retail stores in the United States and Canada and 264 retail stores in Europe, Asia and Latin America. The Company's licensees and distributors operated an additional 828 retail stores outside of the United States and Canada. For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's future share repurchase plans, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may impact share repurchases and cause actual results in future periods to differ materially from current expectations include, among other things, domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending and result in increasingly difficult competitive conditions; our ability to, among other things, anticipate consumer preferences, protect our brand, effectively operate our various retail concepts, effectively manage inventories and successfully execute our strategies, including our supply chain and international growth strategies; unexpected obligations arising from litigation and other regulatory proceedings, including tax proceedings, and changes in economic, political, social and other conditions affecting our foreign operations, including currency fluctuations, global tax rates and the current European economic crisis. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578